Exhibit 4.1

TRANSITIONAL SERVICES AGREEMENT

Between

GOLD FIELDS LIMITED

(“Gold Fields”)

And

SIBANYE GOLD LIMITED

(“Sibanye Gold”)

and

GOLD FIELDS SHARED SERVICES PROPRIETARY LIMITED

(a wholly owned subsidiary of Sibanye Gold Limited No: 200202077507)

(“the Provider”)

and

GOLD FIELDS GROUP SERVICES PROPRIETARY LIMITED

(a wholly owned subsidiary of Gold Fields Limited No: 2006/038878/07)

(“the Recipient”)

1.	INTERPRETATION

In this Agreement, unless the context clearly requires a different interpretation, the following words and phrases shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings -

1.1	“Agreement”	:	means this agreement together with Annexures “A”, “B” and “C”, hereto;

1.2	“Assets”	:	means the right, property, interests and tangible assets owned by the Parties, including, without limitation third parties contracts and licenses immediately prior to the Effective Date which form part of the businesses of the parties on and as at the Effective Date and:

(a) the assets relating to the businesses;

(b) any shares in any company, or any interest, part participation or participation in any syndication, joint venture or partnership; and

(c) all rights in and to claims or litigation, fixed assets, debts owed to either Party in respect of the businesses of the Parties;

1.3	“Business Day”	:	means any calendar day other than a Saturday, Sunday or public holiday in the Republic of South Africa;

1.3	“Costs Closing Date”	:	means the annual pre-determined monthly date on which costs for Gold Fields Limited will close and which Parties agree to, reflected in Annexure “C” of this Agreement

1.4	“Data”	:	means all data owned, controlled and managed by the Parties, from time to time, including all data, information, text, codes, diagrams, images and sounds, in whatever media same may be stored, which data is used for and in connection with the business of the Parties;

1.5	“Data Protection Legislation”	:	means any legislation in force from time to time which implements the data protection directives and is applicable to the provision of the Services and the Transition Services pursuant to this Agreement;

1.6	“Effective Date”	:	means the date of Unbundling being on or about 18 February 2013, notwithstanding the Signature Date;

1.7	“Gold Fields Group”	:	means the Gold Fields Limited group of companies;

1.8	“Gold Fields”	:	Gold Fields Limited (Registration No. 1968/004880/06), a public company duly incorporated in South Africa in terms of the Companies Act 71 of 2008, all the ordinary shares of which are listed on the JSE;

1.9	“Intellectual Property Rights”	:	means:

(a) patents, trademarks, service marks, registered design, applications and rights to apply for any of those rights, trade, business and company names, internet, domain names and email addresses, unregistered trademarks and service marks, copyrights, database rights, rights in software, know-how, rights in design and inventions;

(b) rights under licenses, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

(c) rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

(d) the right to sue for past infringements of any of the foregoing rights;

1.10	“IT Services”	:	means such information technology services provided by the Recipient as at the Signature Date to the Gold Fields Group companies and the Sibanye Gold Group of Companies, including IT support services, which services will continue during the Transition Period subject to the terms of this Agreement;

1.11	“Parties”	:	means Sibanye Gold, the Provider, the Recipient. and Gold Fields Limited. “Party” shall mean either Sibanye Gold, or the Provider or Gold Fields or the Recipient, as the case may be;

1.12	“Provider”	:	means Gold Fields Shared Services Proprietary Limited a private company duly incorporated in South Africa in terms of the Companies Act;

1.13	“Provider Personnel”	:	means the personnel used by the Provider to carry out the Services;

1.14	“Provider Site”	:	means any site of the Provider at which the Transition Services will be provided;

1.15	“Recipient”	:	means Gold Fields Group Services Proprietary Limited, a private company duly incorporated in South Africa in terms of the Companies Act;

1.16	“Recipient Personnel”	:	means the personnel used by the Recipient to carry out the Transitional Services;

1.17	“Recipient Site”	:	means any site of the Recipient at which Services will be provided;

1.18	“Services”	:	means those services as stipulated in the SLA Agreements referred to in Annexure “A” and further includes the IT Services where applicable;

1.19	“SLA Agreements”	:	means those service agreements entered into between the Recipient and the Provider and/or other Gold Fields group companies;

1.20	“Sibanye Gold Limited”	:	Sibanye Gold Limited (registration 2002/031431/06), (formerly known as GFI Mining South Africa Proprietary Limited) a public company duly incorporated in South Africa in terms of the Companies Act;

1.21	“Sibanye Gold Group”	:	means the Sibanye Gold group of companies;

1.22	“Signature Date”	:	means the date of signature of this Agreement by the Party signing last in time;

1.23	“Tax Invoice”	:	means a Tax Invoice as defined in terms of the VAT Act;

1.24	“Total Costs”	:	means all costs and expenses reasonably properly, necessarily and actually incurred which shall be paid in accordance with the provisions of the SLA Agreements referred to in Annexure A and the IT Services, or any amendments to those agreements or the terms of this Agreement, during the Transitional Period;

1.25	“Transitional Services”	:	means the services referred to in Annexure “B” and the IT Services where applicable be provided to the Provider by the Recipient;

1.26	“Transition Plan”	:	means the non-binding plan to be agreed to by the Parties with respect to the Services and the Transition Services prior to the Effective Date;

1.27	“Transition Period”	:	means a period of 12 months from the date of Unbundling or such extended period as agreed in writing between the Parties;

1.28	“Termination Date”	:	means the date of termination of this Agreement in accordance with the terms of this Agreement;

1.29	“Unbundling”	:	The pro rata in specie distribution by Gold Fields of its shares in Sibanye Gold to Gold Fields shareholders in terms of section 46 of the Companies Act 71 of 2008 (“Companies Act”) and section 46 of the Income Tax Act 58 of 1962 (“Income Tax Act”), and as authorised by Gold Fields’ memorandum of incorporation, to be effected in the ratio of one Sibanye Gold share for every one Gold Fields share held at the close of business on or about 15 February 2013, and otherwise on the terms and conditions set out in this Agreement such that each Gold Fields shareholder on the 18th February 2013 will become the beneficial owner of one Sibanye Gold share for each Gold Fields share held by it on that date;

1.30	“VAT Act”	:	means the Value Added Tax Act, 89 of 1991, as amended from time to time;

2.	INTRODUCTION

2.1	It is recorded that currently the Provider conducts the business of -

2.1.1	rendering financial operations and materials management services to certain members of the Gold Fields Group in accordance with the SLA Agreements and has the necessary skill, knowledge and expertise in order to provide such services;

2.1.2	procuring and supplying certain members of the Gold Fields Group with materials and stock in accordance with the SLA Agreements required by such members in conducting their respective operations.

2.2	The Recipient currently conducts its services business of providing, amongst others, financial and treasury, legal and corporate services, human resource and benefit management, information technology, group insurance, internal audit and corporate communication and investor relations services.

2.3	Gold Fields has approved a transaction whereby Sibanye Gold will be listed on the JSE Limited (“JSE”) in South Africa and the listing of American depositary receipts (“ADRs”) on the New York Stock Exchange (the “NYSE”) after which Sibanye Gold will be unbundled in terms of S46 of the Companies Act and S46 of the Income Tax Act as amended.

2.4	The Parties agree to use all reasonable endeavours and act in good faith in carrying out the terms of this Agreement after the Unbundling of Sibanye Gold from the Gold Fields Group and during the subsequent Transition Period the intention of the Parties being that the transition should be as smooth and non disruptive as possible for both Parties.

2.5	Gold Fields will require the Provider to assist with the continuation of Services in terms of the SLA Agreements it currently performs in relation to the Recipient and other Gold Fields group companies for the Transition Period in accordance with the terms of this Agreement.

2.6	In certain instances the Provider will require the Recipient to assist with providing Transition Services the Provider currently performs or will be required to perform due to the Unbundling to the Provider for the Transition Period in accordance with the terms of this Agreement.

2.7	This Agreement sets out the terms and conditions upon which (i) the Provider will provide the Recipient and where applicable other members of the Gold Fields Group with Services and (ii) the Recipient will provide the Transitional Services to the Provider, and if necessary other Sibanye Gold group companies, during the Transition Period or longer if agreed to by the parties in writing in accordance with the terms of this Agreement.

3.	APPOINTMENT

3.1	Gold Fields and the the Recipient hereby appoints the Provider, who hereby accepts such appointment, to continue to render the Services as described in the SLA Agreements and where applicable, the IT Services, to the Gold Fields Group; subject to the terms and conditions set out in this Agreement.

3.2	Sibanye Gold and the Provider hereby appoints the Recipient, who hereby accepts such appointment, to render the Transition Services and where applicable, the IT Services, to the Sibanye Gold Group, subject to the terms and conditions set out in this Agreement.

3.3	This Agreement shall be deemed to have commenced on the Effective Date and shall, subject to any rights of cancellation or termination which either Party may have in terms of this Agreement or in law, thereafter continue for the Transition Period.

3.4	All SLA Agreements referred to in Annexure “A” or third party agreements (discussed in Clause 7below) entered into between the Parties and still in place at the Signature Date relating to the subject matter of this Agreement shall remain in place for the Transition Period subject to Clause 4 below.

4.	ASSETS

4.1	The Parties agree that subject to the provisions of this Agreement, all Assets that are required to be transferred between the Parties will be identified in writing and agreed to by the Parties (and signed off by the Chief Financial Officer of each of Gold Fields and Sibanye Gold) before or by the Effective Date and included in the Transition Plan.

4.2	The Parties agree that rights, title and interest in all of the Assets shall be assigned either to Gold Fields or Sibanye Gold as the identification process referred to in 4.1 determines.

4.3	The Parties jointly agree to give, where applicable, such notice of the assignment to any relevant third parties and in such form as may be agreed between them.

5.	PERFORMANCE OF SERVICES AND TRANSITION SERVICES

5.1	The Parties undertake to provide or procure the provision of the Services and the Transition Services as the case may be and the Parties undertake to pay or procure payment for such Services or Transition Services, subject to and in accordance with the terms of this Agreement.

5.2	The Parties intend that the Services and the Transition Services will be provided in accordance with the Transition Plan but agree that the Transition Plan is non-binding and is subject to amendment during the Transition Period. In the event of any discrepancy between this Agreement and the Transition Plan, this Agreement will prevail.

5.3	In order to give effect to the Parties intention referred to in 2.4, the Parties agree that they will make, such amendments to the Services and /or the Transition Services as each Party considers necessary to define the Services and Transition Services accurately and comprehensively. Any such amendments shall be recorded in writing signed by an authorised representative of each party. The Transition Plan shall be updated after every amendment setting out any changes required to the Transition Plan. Any Dispute as to the amendments to the Services or Transition Services either before or after such amendments are agreed, shall be referred to the Dispute Resolution Process referred to in Clause 21.2 for resolution.

6.	PROVISION OF SERVICES

6.1	The Provider undertakes and warrants that for the duration of this Agreement, it shall -

6.1.1	render the Services and supply the materials and its other duties under this Agreement diligently and competently and at a level of skill, ability and performance that is acceptable to the Recipient;

6.1.2	in addition to rendering the Services, render such other services to the Recipient as may be agreed in writing between the Parties from time to time;

6.1.3	to the extent necessary for the Provider to render the Services and carry out its duties in terms of this Agreement, appoint properly trained and suitably qualified employees;

6.1.4	on demand by the Recipient and in any event on the Termination Date, deliver to the Recipient all documents, the Data or other materials of whatever nature and irrespective on what media same are stored as prepared by the Provider in the course of rendering the Services and performing its duties under this Agreement;

6.1.5	maintain the highest standards of workmanship and shall comply with all applicable legislation, by-laws and regulations in performing its obligations in terms of this Agreement.

7.	PROVISION OF TRANSITION SERVICES

7.1	The Recipient undertakes and warrants that for the duration of this Agreement, it shall -

7.1.1	render the Transition Services and its other duties under this Agreement diligently and competently and at a level of skill, ability and performance that is acceptable to the Recipient;

7.1.2	in addition to rendering the Transition Services, render such other services to the Recipient as may be agreed in writing between the Parties from time to time;

7.1.3	to the extent necessary for the Recipient to render the Transition Services and carry out its duties in terms of this Agreement, appoint properly trained and suitably qualified employees;

7.1.4	on demand by the Provider and in any event on the Termination Date, deliver to the Provider all documents, the Data or other materials of whatever nature and respective on what media same are stored as prepared by the Recipient Provider in the course of rendering the Transition Services and performing its duties under this Agreement;

7.1.5	maintain the highest standards of workmanship and shall comply with all applicable legislation, by-laws and regulations in performing its obligations in terms of this Agreement.

8.	THE RECIPIENT AND PROVIDER OBLIGATION

The Services

The Recipient will:

8.1	allow the Provider’s Personnel, on reasonable notice and the production of satisfactory evidence of identity and authority:

8.1.1	reasonable access to each Recipient Site; and

8.1.2	reasonable facilities at each Recipient;

at all reasonable times and to the extent necessary for the performance of the Provider’s obligations under this Agreement, provided that:

8.1.3	in exercising its rights under this clause 8.1, the Provider will make all reasonable efforts not to cause any:

(a)	damage or injury to the Recipient Sites, or to the property and personnel located at the Recipient Sites; or

(b)	disruption to the business of the Recipient; and

8.2	as soon as practicable provide the Provider with such information as from time to time that the Provider may reasonably request in writing (and the Recipient is reasonable able to provide) to assist the Provider in the performance of its obligations under this Agreement.

The Transition Services

The Provider will:

8.3	allow the Recipient’s Personnel, on reasonable notice and the production of satisfactory evidence of identity and authority:

8.3.1	reasonable access to each Provider’s Site; and

8.3.2	reasonable facilities at each Provider;

at all reasonable times and to the extent necessary for the performance of the Recipient’s obligations under this Agreement, provided that:

8.3.3	in exercising its rights under this clause 8.3, the Provider will make all reasonable efforts not to cause any:

(a)	damage or injury to the Provider’s Sites, or to the property and personnel located at the Recipient Sites; or

(b)	disruption to the business of the Provider; and

8.4	as soon as practicable provide the Recipient with such information as from time to time that the Recipient may reasonably request in writing (and the Provider is reasonable able to provide) to assist the Recipient in the performance of its obligations under this Agreement.

9.	TRANSFERRING CONTRACTS

9.1	As referred to in Clause 3.4 above, all existing SLA Agreements shall remain in effect for at least the Transition Period unless the term of those arrangements are extended, amended or terminated.

9.2	In respect of any third party contracts and licenses in existence between the Parties that are used by both Parties, the Parties will use their reasonable endeavours to continue to provide or to procure that third parties continue to provide the benefit of such contracts and licences to both Parties, and the Parties shall pay any charges associated with any benefit or services they receive under such contracts.

9.3	The Parties agree that there may be other contracts which have not yet been identified by the Parties and which, whilst retained by the either Party, the other Party will continue to require the benefit of after the Effective Date. In relation to such contracts, as well as the contracts described in 9.2, the Parties hereby agree and undertakes to each other that the Parties shall indemnify each other on demand against each loss, liability and cost incurred by the other party (“Indemnified Party”) after the Effective Date in connection with the termination in whole or part of such contracts, if the contract was terminated by the terminating Party (“Terminating Party”) on the instruction or due to the Terminating Party no longer requiring the benefit of such contract, including without limitation each loss, liability and cost reasonably incurred as a result of defending or settling any claim alleging such a liability but excluding any liability of the Parties arising under the terms of this Agreement. The Parties agree to consult with the each other prior to terminating any such contracts with a view to mitigating any losses that may arise.

10.	CONSIDERATION AND PAYMENT OF THE SERVICES

10.1	As payment for the Provider rendering the Services, the Parties agree that the Recipient shall pay the Total Costs in accordance with the SLA Agreements for the Transition Period or another amount agreed to by the Parties in writing during the Transition Period.

10.2	For the rendering of the Transition Services, the Provider agrees to pay the Recipient an amount agreed to by the Parties prior to Unbundling for the Transition Services or such other amount agreed to by the Parties in writing during the Transition Period.

10.3	The Parties agree that with regards to the Services, the Transition Services and where applicable to the transfer of the Assets as set out in Clause 4, the Parties will invoice such Services and/or Transitional Services in accordance with the SLA Agreements or such arrangement as agreed to by the Parties. The Parties agree that they will honour such payments (unless disputed in terms of the Dispute Resolution Process) in accordance with the intention of the Parties as set out in Clause 2.4 above and indemnify each other as referred to in Clause 15 below.

10.4	As proof of any payments due and payable by the Parties in terms of this clause 10, the Parties agree to furnish each other with a monthly Tax Invoice, in form and substance acceptable to each Party. Such Tax Invoices shall comply with all the requirements set out for invoices in the VAT Act. Such Tax Invoices shall record all Services and the Transition Services, as the case may be, rendered by the Parties up to the Costs Closing Date of each month, to reach the Parties by no later than 2 (two) Business Days after the Costs Closing Date of each month. The Parties shall approve or reject each Tax Invoice within 5(five) Business Days of receipt thereof. If either of the Parties rejects a Tax Invoice, they shall inform the other in writing, setting out the reasons for disapproval in order to enable the necessary Party to take appropriate corrective measures.

10.4	The Parties will provide each other and their respective auditors with such documents and information with respect to each Tax Invoice provided to each other under this Agreement as the Parties may reasonably request (and the Provider is reasonably able to provide) for the purpose of verifying the accuracy of the invoice.

10.5	Either party shall have the right to charge interest at the rate of 2% per annum above the prime rate of Standard Bank of South Africa Limited from time to time, from the due date for payment to the date of actual payment in full (whether before or after judgement) on any unpaid sum due from the other party under this Agreement.

11.	AUDIT FOR SERVICES

11.1	The Provider will keep full and accurate records relating to its supply of the Services (including but not limited to records relating to any amounts invoiced to the Recipient under this Agreement) (the “Records”).

11.2	The Provider will give the Recipient and/or their Services duly authorised representatives access to the Records to the extent necessary to enable the Recipient to:

11.2.1	fulfill any legal, statutory or reporting obligations or obligations to its shareholders; and

11.2.2	determine the accuracy of any amounts invoiced under clause 10.

11.3	The Provider agrees to provide the Recipient and/or their authorised representatives with all reasonable assistance in exercising the Recipient right of audit under clause 11.2.

11.4	Subject to clause11.5, the cost of any audit carried out pursuant to this clause will be for the Recipient’s Account.

11.5	If any audit carried out pursuant to this clause reveals that any invoices rendered to the Recipient under Clause 10 were for amounts in excess of those properly due in accordance with the terms of this Agreement, the Provider will:

11.5.1	promptly reimburse the Recipient for the reasonable costs of such audit, including but not limited to auditor’s fees, travel and accommodation expenses; and

11.5.2	in respect to any overpayment, repay to the Recipient a sum equal to the amount by which the Recipient has overpaid together with interest on any sum at a rate calculated at the rate set out in clause 10.5.

11.	AUDIT FOR TRANSITION SERVICES

12.1	The Recipient will keep full and accurate records relating to its supply of the Transition Services (including but not limited to records relating to any amounts invoiced to the Provider under this Agreement) (the “Transition Records”).

12.2	The Recipient will give the Provider and/or their Transition Services duly authorised representative’s access to the Transition Records to the extent necessary to enable the Provider to:

12.2.1	fulfill any legal, statutory or reporting obligations or obligations to its shareholders; and

12.2.2	determine the accuracy of any amounts invoiced under clause 8.

12.3	The Recipient agrees to provide the Provider and/or their authorised representatives with all reasonable assistance in exercising the Provider right of audit under clause 12.2.

12.4	Subject to clause 12.5, the cost of any audit carried out pursuant to this clause will be for the Provider’s Account.

12.5	If any audit carried out pursuant to this clause reveals that any invoices rendered to the Provider under Clause 10 were for amounts in excess of those properly due in accordance with the terms of this Agreement, the Recipient will:

12.5.1	promptly reimburse the Provider for the reasonable costs of such audit, including but not limited to auditor’s fees, travel and accommodation expenses; and

12.5.2	in respect to any overpayment, repay to the Provider a sum equal to the amount by which the Provider has overpaid together with interest on any sum at a rate calculated at the rate set out in clause 10.5.

13.	PROVIDER WARRANTIES

13.1	In respect of those Services which the Provider itself provides to the Recipient which are not provided by third parties, the Provider represents and warrants to the Recipient that:

13.1.1	it will use all reasonable care, skill and diligence in carrying out the Services;

13.1.2	in supplying the Services, it will endeavour to comply with all applicable regulations, laws and legislation;

13.1.3	the Provider Personnel are adequately experienced, training, qualified and skilled for purpose of carrying out the Services; and

13.1.4	it will make all reasonable efforts to maintain continuity in relation to the Provider Personnel.

14	RECIPIENT WARRANTIES

14.1	In respect of those Transition Services which the Recipient itself provides to the Provider which are not provided by third parties, the Recipient represents and warrants to the Provider that:

14.1.1	it will use all reasonable care, skill and diligence in carrying out the Transition Services;

14.1.2	in supplying the Transition Services, it will endeavour to comply with all applicable regulations, laws and legislation;

14.1.3	the Recipient Personnel are adequately experienced, training, qualified and skilled for purpose of carrying out the Transition Services; and

14.1.4	it will make all reasonable efforts to maintain continuity in relation to the Recipient Personnel.

15.	INDEMNITY AND LIABILITY

Without prejudice to any of the rights of the Parties arising from any of the provisions of this Agreement, the Parties indemnifies each other and their directors against all loss (including but not limited to loss of data, goodwill and/or profits), liability, damage (whether direct, indirect or consequential) or expense of whatsoever nature and howsoever arising which either Party or any third party may suffer as a result of or which may be attributable to any claims or liabilities which are attributable to or caused by the provisions of this Agreement, including but not limited to the use, disclosure, exploitation or any use whatsoever by the Parties, their employees, agents, representatives and/or sub-contractors, of the Data.

16.	CONFIDENTIALITY

16.1	The Parties shall treat as strictly secret and confidential the Data and all information of whatsoever nature and in whatsoever format relating to Parties and its operations, it being agreed and undertaken by the Parties that such information are not to be disclosed, directly or indirectly to any person without the consent of Parties or in terms of any order of a Court of competent jurisdiction which shall have directed it, or as may be required by law or by the rules of any recognised stock exchange.

16.2	The Parties shall take or cause to be taken such reasonable precautions as may be necessary to prevent the disclosure of any such information which is not a matter of public knowledge or lawfully available from any other source.

17.	ANNOUNCEMENTS

17.1	Subject to clause 17.2, neither party will disclose the fact, terms or subject matter of this Agreement unless it has first obtained the other party’s written consent (not to be unreasonably withheld or delayed).

17.2	Clause 17.1 does not apply to a public announcement, communication or circular if it is required by law, a regulation of a listing authority or stock exchange or by a governmental authority or other authority with relevant powers, provided that such announcement is, so far as is practicable, made after consultation with, and takes into account the reasonable requirements of, the other party.

18.	OWNERSHIP OF INTELLECTUAL PROPERTY

Any Intellectual Property Rights created or generated by the Parties or their employees in connection with the supply of the Services or the Transition Services will vest in the Party who created or generated the Intellectual Property Rights or its employees.

19.	PERIODIC REVIEWS AND CHANGES TO SERVICES

19.1	In accordance with the intention of the Parties as set out in Clause 2.4 above, the Parties shall form a steering committee to carry out the Transition Plan and will include the Chief Financial Officer of both Gold Fields and Sibanye Gold or their appointees to meet twice a month to -

19.1.1	review the performance of the each other’s obligations in terms of the Transition Plan and this Agreement (“Review Meetings”);

19.1.2	identify the priorities and needs from time to time of each Party;

19.1.3	agree, formulate and plan the timing of –

19.1.3.1	any amendments to the Services and/or other existing obligations of the SLA Agreements in terms of this Agreement;

19.1.3.2	the detail of the Transition Services including any amendments to such Transition Services and/or other existing obligations in terms of this Agreement;

19.1.3.2	any additional services to be rendered by the either the Provider or the Recipient;

19.1.4	address issues and matters arising during the term of this Agreement;

19.1.5	ensure a prompt resolution of issues and disputes;

19.1.6	generally assess, discuss and evaluate all material issues set out in this Agreement so as to ensure the smooth performance by the Parties of their obligations in terms of this Agreement.

19.2	The relevant Representatives for each Service and/or the Transition Services or their delegates and such other representatives of the parties as are essential to the matters due to be discussed will attend or participate (by telephone conference or in person) in the relevant Review Meetings.

19.3	If either party wishes to add services or change the nature or scope of the Services, that party must make a request in writing to the other party at least five Business Days prior to the next Review Meeting, setting out in full detail the proposed addition or change and the reason for requesting the addition or change. The request will be discussed at the next Review Meeting, or sooner if the parties agree. Any additions or changes to the Services which are agreed by the parties shall be documented by a corresponding addition or change to the Annexures, subject to the parties obtaining any necessary approvals (including without limitation foreign exchange approval if applicable).

20.	REPRESENTATIVES

20.1	With effect from the Unbundling, the Provider and the Recipient will appoint Representatives, in respect of each Service or Transition Service, to act as the principal points of contact between the parties in relation to matters and disputes arising under this Agreement in respect of the Services and Transition Services provided.

20.2	Each party’s Representative can delegate his/her functions to the extent agreed by the other party, such consent not to be unreasonably withheld or delayed.

20.3	Either party will be entitled to replace its Representative at any time, but will give the other party as much notice as reasonably practicable of such replacement.

21.	DISPUTE RESOLUTION

21.1	Limitation on proceedings

The Parties agree that it is a condition precedent to the commencement of any litigation proceedings by a party in respect of a dispute under, or in relation to, this Agreement (“Dispute”) that the party has complied fully with the agreed process for resolving a Dispute (“Dispute Resolution Process”) under this clause 21 (regardless of the level or levels on which the Dispute has been considered prior to the Signature Date) except:

21.1.1	where the Dispute concerns the non-payment of monies due, the quantum of which is certain; or

21.1.2	if the party seeks urgent interlocutory, injunctive or declaratory relief; or

21.1.3	if the other party has failed to observe the requirements of this clause and the party seeks to enforce compliance with the Dispute Resolution Process,

in respect of the Dispute.

21.2	Dispute Resolution Process

21.2.1	Where a Dispute arises between the Parties, a Party may give notice to the other Parties initiating a Dispute Resolution Process in respect of the Dispute (Dispute Notice) which Dispute Notice must:

21.2.1.1	state that the notice is given under this Clause 21.2;

21.2.1.2	describe the nature of the Dispute; and

21.2.1.3	nominate a representative of the party who is authorised to negotiate and settle the Dispute on the party’s behalf.

21.2.2	The other Party must within 3 (three) days after receipt of a Dispute Notice nominate in writing to the other parties a representative authorised to negotiate and settle the Dispute on its behalf.

21.2.3	The parties’ representatives must negotiate in good faith with a view to resolving the Dispute within 3 (three) days after the receipt of the Dispute Notice, (or such longer period as those representatives agree), failing which the Dispute must be immediately referred to the Chief Financial Officers of the Gold Fields and Sibanye Gold.

21.2.4	The Chief Financial Officers must negotiate in good faith with a view to resolving the Dispute within 7 (Seven) Business days of the Dispute being referred to them (or such longer period as the Chief Executive Officers agree) failing which, the Dispute may be immediately referred to the Chief Executive Officers of the Parties.

21.2.5	The Chief Executive Officers must negotiate in good faith with a view to resolving the Dispute within 7 (Seven) Business days of the Dispute being referred to them (or such longer period as the Chief Executive Officers agree) failing which, the Dispute may be immediately referred by any party by notice of Arbitration under this Agreement.

22.	ARBITRATION

22.1	In the event of any Dispute is not resolved through the Dispute Resolution Process mention in Clause 21 above, the Dispute will be referred for arbitration to the Arbitration Foundation of South Africa (“AFSA”) in terms of AFSA’s arbitration rules for the time being in force.

22.2	This clause shall constitute each Party’s irrevocable consent to the arbitration proceedings, and no Party shall be entitled to withdraw here from or to claim that such arbitration proceedings that it is not bound by this clause.

22.3	Each of the Parties hereby irrevocably agrees that the decision of the arbitrator in the arbitration proceedings -

22.3.1	shall be final and binding on each of them; and

22.3.2	will be carried into effect; and

22.3.3	may be made an order of any court to whose jurisdiction the Parties are subject.

22.4	Notwithstanding the foregoing, nothing in this clause shall be construed as precluding either Party from applying to court for a temporary interdict or other relief of an urgent nature, pending the decision of the award of the arbitrator in terms of this clause.

23.	FORCE MAJEURE

23.1	Meaning of Force Majeure

The term “Force Majeure” as used in this Agreement means any cause which is not reasonably within the control of the affected party claiming relief by reason of Force Majeure (“Affected Party”), which cause may include:

23.1.1	an act of God;

23.1.2	strike, lockout, stoppage, ban or other types of industrial action whether at any of the Affected Parties sites;

23.1.3	war (whether declared or undeclared), acts of war, blockade, act of the public enemy, act of terrorism, act of hostile army, revolution, insurrection, riot or civil commotion;

23.1.4	earthquake, lightning, fire, arson, flood, storm, cyclone, explosion or epidemic;

23.1.5	unavailability of equipment or transport, or inability to access the Affected Party’s sites or any relevant portion of them;

23.1.6	any part of the Affected Party’s business being rendered unsafe as a result of any hazardous, dangerous, perilous,, unsafe chemical, substance, material or property or nuclear radiation;

23.1.7	epidemic, explosion, disease, hijacking, sabotage or crime;

23.1.8	acts of government or governmental authority, including any relevant regulator,

and any other cause whether of the kind specifically listed above or otherwise which is not reasonably within the control of the Affected Party claiming Force Majeure.

23.2	Relief

If, as a direct result of Force Majeure, a n Affected Party becomes unable, wholly or in part, to perform an obligation (other than an obligation to pay money) under this Agreement:

23.2.1	that the Affected Party may give the other party notice of the Force Majeure with reasonably full particulars and, insofar as is known to it, the probable extent to which it will be unable to perform, or be delayed in performing its obligation;

23.2.2	on giving the notice of the Force Majeure, that obligation is suspended but only to the extent that and for so long as it is affected by the Force Majeure;

23.2.3	the Affected Party affected by Force Majeure must use all reasonable diligence to overcome or remove the effect of the Force Majeure as quickly as possible;

23.2.4	if the Force Majeure, after the Affected Party has used all reasonable endeavours to attempt to remove the same where possible, cannot be removed, overcome or abated, to an extent that allows resumption of performance within 6 months (or such other period as the Parties agree) from the date the Affected Party first became so affected, the Parties must consider and determine whether this agreement must be modified or terminated; and

23.2.5	notwithstanding the Force Majeure, the Parties must continue to perform the other services not affected by the Force Majeure.

23.3	Labour disputes

The obligation to use all reasonable diligence to overcome or remove the effect of the Force Majeure does not require the Affected Party to:

23.3.1	settle any strike, or other labour dispute; or

23.3.2	contest the validity or enforceability of any law, regulation or legally enforceable order by way of legal proceedings; or

on terms not acceptable to it solely for the purpose of removing the event of Force Majeure.

23.4	Resumption

The Affected Party must resume performance of its obligations as soon as, and to the extent that, it is no longer affected by the Force Majeure.

24.	TERMINATION

24.1	A party (the “Initiating Party”) may terminate this Agreement with immediate effect by notice to the other party (the “Breaching Party”) on or at any time after the occurrence of any event specified in Clause 25.3. (a “Termination Event”)

24.2	If a Termination Event occurs in relation to a specific Service or Services and Transition Service or Transition Services, then the Initiating Party may, at its sole discretion, terminate this Agreement in part in relation to such Service or Services and the Transition Services with immediate effect by notice to the Breaching Party, in which event the Agreement shall continue in accordance with its terms in respect of the remaining Services and the Transition Services.

24.3	The Termination Events are:

24.3.1	the Breaching Party being in material breach (whether or not a repudiatory breach) of an obligation under this Agreement and, if the breach is capable of remedy, failing to remedy the breach within 7 days starting on the day after receipt of notice from the Initiating Party;

(a)	giving full details of the breach; and

(b)	requiring the Breaching Party to remedy the Breach; and

(c)	stating that a failure to remedy the breach may give rise to termination under Clause 24.1.

For the purpose of this Clause 24.3.1 a breach is capable of remedy if time is not of the essence in performance of the obligation and if the Breaching Party can comply with the obligation within the 7 day period;

24.3.2	a breach by the Breaching Party of an obligation under this Agreement (whether or not it is capable of remedy) which is persistent. In this clause 24.3.2:

(a)	A breach is deemed to be “persistent” if it is repeated (and notice of it is given to the Breaching Party) sufficiently often to have a material impact on the conduct of the Initiating Party’s business (or, where the Recipient is the Initiating Party, the use or enjoyment of the Services(; and

(b)	Similar breaches are deemed to be instances of the same breach;

24.3.3	the Breaching Party passing a resolution for winding up or a court of competent jurisdiction making an order for winding up, dissolution or business rescue;

24.3.4	the making of an administrative order relating to business rescue procedures in terms of the provisions of the Companies Act in relation to the Breaching Party;

24.3.5	the Breaching Party making an arrangement or compromise with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally (including without limitation, proceedings under Chapter 11 of the US Bankruptcy Code); or

24.3.6	any event that would, under the law of the South Africa in which the Breaching Party carries on business or has an asset, be equivalent or analogous to any of the events specified in clause 24.3.3, 24.3.5 and 24.3 6;

24.3.7	the Recipient has set up its own functions to provide the Services and the Services are rendered unnecessary;

24.3.8	the Provider has set up its own functions to provide the Transition Services and the Services are rendered unnecessary.

24.4	The Recipient may terminate the provision of the Services by giving 90 days written notice to the Provider.

24.5	Expiry or termination of this Agreement or a Service does not affect a party’s accrued rights and obligations at the date of expiry or termination.

24.6	Each party’s further rights and obligations will cease immediately on expiry or termination except clauses 13, 14, 15, 17, 18, 21, 22, 23, 24.5 and 24.6, together with those clauses the survival of which is necessary for the interpretation or enforcement of this Agreement, will survive expiry or termination of this Agreement and will continue in full force and effect.

25.	DOMICILIUM AND NOTICES

25.1	The Parties choose domicilium citandi et executandi for all purposes of the giving of any notice, the payment of any sum, the serving of any process and for any other purpose arising from this Agreement, as follows -

25.1.1	The Provider:	Attention	:	Chief Financial Officer

		physical	:	1 Hospital Street, Libanon, Westonaria, 1779, South Africa

		postal	:	Postnet Suite 19 Private Bag X5 Strubens Valley 1735

		facsimile	:	+27 11 278 9863

25.1.2	the Recipient:	Attention	:	Chief Financial Officer

		Physical	:	150 Helen Road Sandown Sandton 2196

		postal	:	Postnet Suite 252 Private Bag X30500 Houghton 2041

		facsimile	:	+27115629796

25.2	Each of the Parties shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other physical address within the Republic of South Africa and/or its facsimile number.

25.3	Any notice given and any payment made by any Party to the other which -

25.3.1	is delivered by hand during the normal business hours of the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee at the time of delivery;

25.3.2	is posted by prepaid registered post from an address within the Republic of South Africa to the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee on the seventh day after the date of posting.

25.4	Any notice given by any Party to any other Party which is transmitted by facsimile to the addressee at the addressee’s facsimile address for the time being shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the date of successful transmission thereof.

26.	ASSIGNMENT AND SUBCONTRACTING

26.1	Subject to clause 26.2, a Party cannot assign, transfer or create any trust in respect of, or purport to assign, transfer or create any trust in respect of, a right or obligation under this Agreement without having first obtained the other party’s written consent (such consent not be unreasonably withheld or delayed).

26.2	Either party may assign or transfer a right or obligation under this Agreement to any member of its Group by giving prior written notice to the other party.

26.3	The Provider may subcontract the performance of any of its obligations under this Agreement to any member of its Group or to any third party at its sole discretion.

26.4	The Recipient may not subcontract its obligations without the prior written consent of the Provider.

27.	GENERAL

27.1	This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof.

27.2	No alteration, variation or consensual cancellation of this Agreement shall be of any effect unless it is recorded in writing and signed by the Parties.

27.3	No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement, shall operate as an estoppel against any Party in respect of its rights under this Agreement, nor shall it operate so as to preclude such Party thereafter from exercising its rights strictly in accordance with this Agreement.

27.4	No Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

27.5	The Parties agree that if any provision of this Agreement is invalid or unenforceable in any jurisdiction, such provision shall be fully severable from this Agreement and the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed to carry out the provisions and intent hereof.

27.6	Regardless of the place of execution, performance or domicile of the Parties, this Agreement and all modifications and amendments hereof shall be governed by and construed under and in accordance with the laws of South Africa. Subject to clauses 21 and 22, the Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of South Africa (Witwatersrand Local Division) for the purpose of any action or other legal proceedings that either of them may institute with regard to the any matters or claims arising in terms hereof.

27.7	Any payment to be made by any Party under this Agreement shall be made in full without any sell off, restriction, condition, exchange, deduction or change.

27.8	Each party will to the extent that is reasonably able to do so, execute all documents and do all acts and things reasonable required by the other to give effect to the terms of this Agreement.

28.	INTERPRETATION

28.1	In this Agreement, unless the context clearly requires a different interpretation, a reference to –

28.1.1	the singular shall be deemed to include the plural and vice versa;

28.1.2	any one gender shall be deemed to include the other two genders;

28.1.3	a natural person shall be deemed to include a juristic person and vice versa.

28.2	In this Agreement –

28.2.1	clause headings appear for purposes of reference only and shall not govern, nor in any way influence, the proper interpretation of this Agreement;

28.2.2	if anything in a definition is a substantive provision conferring rights or imposing obligations on anyone, effect shall be given to it as if it were a substantive provision in the body of this Agreement;

28.2.3	the eiusdem generis rule shall not apply and whenever a term is followed by the word “including” which is then followed by specific examples, such examples shall not be construed so as to limit the meaning of that term;

28.2.4	unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day;

28.2.5	a reference to any statutory enactment shall be construed as a reference to that enactment as at the signature date and as amended or re-enacted from time to time;

28.2.7	expressions defined in this Agreement shall bear the same meanings in annexures or appendices to this Agreement that do not themselves contain their own definitions;

28.2.8	where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that the term has not been defined in the definition clause.

28.3	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement that expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

Thus done and signed on behalf of the Provider at Sandton on this 21st day of December 2012.

AS WITNESSES:

1.	/s/ Cecilia Ntombela	For:	GOLD FIELDS SHARED SERVICES PROPRIETARY LIMITED

2.	/s/ Taryn Harmse		/s/ S.M. Govender who warrants that he is duly authorised thereto

Thus done and signed on behalf of the Recipient at Sandton on this 21st day of December 2012.

AS WITNESSES:

1.	/s/ Cecilia Ntombela	For:	GOLD FIELDS GROUP SERVICES PROPRIETARY LIMITED

2.	/s/ Taryn Harmse		/s/ Paul A. Schmidt who warrants that he is duly authorised thereto

Thus done and signed on behalf of the Gold Fields at Sandton on this 21st day of December 2012.

AS WITNESSES:

1.	/s/ Cecilia Ntombela	For: GOLD FIELDS LIMITED

2.	/s/ Taryn Harmse	/s/ Paul A. Schmidt

who warrants that he is duly authorised thereto

Thus done and signed on behalf of the Provider at Sandton on this 21st day of December 2012.

AS WITNESSES:

1.	/s/ Cecilia Ntombela	For: SIBANYE GOLD LIMITED

2.	/s/ Taryn Harmse	/s/ Charl Keyter

who warrants that he is duly authorised thereto

ANNEXURE “A”

SLA AGREEMENTS

Parties	Date	Addendum	Date
1. Gold Fields Shared Services Pty Limited and Gold Fields Business & Leadership Academy	1/7/2009

2. Gold Fields Shared Services Pty Limited and GFI Mining South Africa (Pty) Ltd (now known as Sibanye Gold Limited)	18/6/2007	Yes	31/05/2009

3. Gold Fields Shared Services Pty Limited and Gold Field Security Limited t/a Gold Fields Protection Services.	1/7/2009

4. Gold Fields Shared Services Pty Limited and Gold Fields Ghana Limited and Abosso Goldfields Limited	1/11/2011	Yes	9/10/2012

5. Gold Fields Group Services Pty Limited and Gold Fields Shared Services Pty Limited	1/7/2009

6. Gold Fields Shared Services Pty Limited and M Janse van Rensburg (Pty) Ltd	1/9/2009

7. Gold Fields Shared Services Pty Limited and South Deep Joint Venture	23/7/2008	Gold Fields Operations Limited and GFI Joint Venture Holdings (Pty) Ltd	31/5/2010

8. M Jansen van Rensburg (Pty) Limited and Gold Fields Shared Services (Pty) Limited	15/2/2012

9. Reverse SLA between Gold Fields Ghana Limited and Gold Fields Shared Services (Pty) Limited	11/01/2012

10. Reverse SLA between Gold Fields Group Services (Pty) Limited and Gold Fields Shared Services (Pty) Limited	24/12/2012

11. Reverse SLA between Sibanye Operations (Beatrix, Kloof, Driefontein) and South Deep and Gold fields Shared Services (Pty) Limited	15/2/2012

12. Gold Fields Business Leadership Academy (Pty) Limited and Gold fields Shared Services (Pty) Limited	13/03/2012

13. Reverse SLA between Leslie Williams Hospital, a division of Sibanye Gold and Gold Fields Group Shared Services	15/02/2012

14. Reverse SLA between Gold Fields Security Limited t/a Gold Fields Protection Services and Gold Fields Shared Services (Pty) Limited	15/01/2012

ANNEXURE “B”

TRANSITION SERVICES

The Transition Services to be provided by the Recipient during the Transition Period will include, but not be limited to, the following:

1.	Corporate Communications;

2.	Human Resources and benefit management including Training and Development Services;

3.	Treasury and Finance;

4.	Group Insurance Services;

5.	Legal and Tax advice;

6.	Internal Audit;

7.	Information Technology services and functions;

8.	Corporate controller

9.	All others that the Parties agree may not be listed in this Annexure B.

GOLD FIELDS LIMITED

TIME TABLE 2013

MANAGEMENT REPORTS

Year	Month/Cost Close	Review Book and FDC# to Head Office	Monthly/ Quarterly Results to Audit/Board	GFL Review Book to Board
	21 December	9/11 January##		19 February
2013	23 January	1 February	1 February	26 February
	21 February	4 March		26 March
	22 March	3 April	26 April	14 May
	22 April	3 May		21 May
	22 May	3 June		20 June
	21 June	2 July	8 August	27 August
	22 July	1 August		30 August
	21 August	2 September		20 September
	20 September	2 October	8 November	26 November
	23 October	1 November		29 November
	21 November	2 December		19 December
20 December

#	Report due at Head Office midday.
##	In January International will submit earlier than SA ops as not constrained by extended Christmas break.

Year end audited FDC required by this date.

Quarter end, therefore Monthly report out after quarterly results.